Exhibit 99.1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: March 15, 2021

PELOTON EQUITY AEROCARE SPV I, L.P. By: Peloton Equity GP, LLC General Partner

By:	/s/ Theodore B. Lundberg
Theodore B. Lundberg Managing Member

PELOTON EQUITY AEROCARE SPV II, L.P. By: Peloton Equity GP, LLC General Partner

By:	/s/ Theodore B. Lundberg
Theodore B. Lundberg Managing Member

PELOTON EQUITY I, L.P. By: Peloton Equity GP, LLC General Partner

By:	/s/ Theodore B. Lundberg
Theodore B. Lundberg Managing Member

PELOTON EQUITY GP, LLC

By:	/s/ Theodore B. Lundberg
Theodore B. Lundberg Managing Member

/s/ Theodore B. Lundberg
THEODORE B. LUNDBERG

/s/ Carlos A. Ferrer
CARLOS A. FERRER